Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
INDRONEEL CHATTERJEE

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Altisource Asset Management Corporation (“AAMC”, the “Company,” or the “Employer”), and Indroneel Chatterjee (the “Executive”) as of December 4, 2020.

WHEREAS, the Employee and Employer entered into that certain Employment Agreement, dated January 11, 2020 (the “Original Agreement”);

WHEREAS, the Employee and the Employer desire to amend and restate the Original Agreement on the terms set forth in this Agreement;

WHEREAS, pursuant to the Original Agreement, the Employer desired to employ the Executive as the Co-Chief Executive Officer of the Company;

WHEREAS, the Employer now desires to employ the Executive as the Company’s sole Chief Executive Officer upon the termination of the Amended and Restated Asset Management Agreement, by and among the Company, Front Yard Residential Corporation and Front Yard Residential, L.P., as contemplated by that certain Termination and Transition Agreement filed by the Company on Form 8-K with the U.S. Securities and Exchange Commission (“SEC”) on August 14, 2020 (the “Termination Event”) and the Executive desires to serve in such capacity after such event.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Employer and the Executive hereby agree as follows:

1. Employment.
(a) Term. The term of this Agreement began on the first day of the Executive’s employment with the Employer, as determined by the Executive and the Company (the “Effective Date”), and shall continue until the termination of the Executive’s employment. The period commencing on the Effective Date and ending on the date on which the Executive’s employment terminates is referred to herein as the “Term.”

(b) Duties. During the Term Executive shall serve as the Co-Chief Executive Officer until such time as the Termination Event occurs at which point the Executive shall serve as the sole Chief Executive Officer of the Employer, with duties, responsibilities and authority commensurate therewith, and shall report to the Board of Directors of the Employer (the “Board”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the Board. The Executive was appointed to the Board on the Effective Date and currently holds the position of Chairman of the Board, for which the Executive shall receive no compensation in addition to that described below in Section 2. The Executive represents to the Employer that the Executive is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that might be alleged to be breached by, or to prohibit the Executive from, executing this Agreement and performing fully the Executive’s duties and responsibilities hereunder, except for the Executive’s

Separation Agreement and Release with Altisource Solutions, Inc. (“Solutions”), entered into as of March 22, 2018, which is available on the SEC’s “Edgar” website.

(c) Best Efforts. During the Term, the Executive shall devote his best efforts and substantially all his time and attention to promote the business and affairs of the Employer and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Employer and its affiliated entities hereunder, including, without limitation, obligations pursuant to Section 14 below. The foregoing shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, on corporate boards, and (2) managing personal investments, so long as such activities are permitted under the Employer’s code of conduct and employment policies and do not violate the provisions of Section 14 below; provided that, the activities set forth in the preceding clauses (1) and (2) do not materially interfere or conflict with the Executive’s duties or obligations to the Employer and its affiliated entities and his time commitments with respect thereto, as determined by the Board; and provided, however, that the Executive may hold, directly or indirectly, solely as a passive investment, less than five percent (5%) of the outstanding securities of any person or entity which is listed on any national securities exchange.

(d) Principal Place of Employment. The Executive understands and agrees that his principal place of employment will be at the Employer’s headquarters currently located in Christiansted, United States Virgin Islands 00820, and that the Executive will be required to travel for business in the course of performing his duties for the Employer.

2. Compensation.

(a) Base Salary. During the Term, the Employer shall pay the Executive a base salary (“Base Salary”), at the annual rate of $675,000, which shall be paid in installments in accordance with the Employer’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the Board of Directors of the Employer pursuant to the normal performance review policies for senior-level executives and may be adjusted from time to time as the Compensation Committee of the Board (the “Compensation Committee”) deems appropriate, and shall not be reduced except as part of an across-the-board reduction in base salary of the Employer’s “chief” level officers of no more than ten percent (10%). The Compensation Committee may take any actions of the Board pursuant to this Agreement.
(b) Annual Bonus; Signing Bonus. The Executive shall be eligible to receive an annual bonus for each fiscal year during the Term, commencing with the fiscal year 2020, based on the attainment, as determined by the Board in its sole discretion, of individual and corporate reasonable performance goals and targets established by the Board in its sole discretion (“Annual Bonus”). The target amount of the Executive’s Annual Bonus for any fiscal year during the Term shall be $1,600,000 (the “Target Bonus”), with the amount of such Annual Bonus as may be determined by the Compensation Committee. In addition, on or about the Effective Date, the Executive received a signing bonus in the amount of $800,000 (the “Signing Bonus”); provided, that if within the two year period beginning on the Effective Date, the Executive’s employment is terminated by the Executive without Good Reason (as defined below) or by the Employer for

Cause (as defined below), the Executive shall immediately repay to the Employer fifty percent (50%) of the gross amount of the Signing Bonus paid to the Executive by the Employer. For the avoidance of doubt, the amount required to be repaid by the Executive pursuant to the proceeding sentence is fifty percent (50%) of the entire amount of the Signing Bonus prior to any withholding under Section 20 hereof. Any Annual Bonus shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the bonuses for other executives employed by the Employer; provided that the Executive remains employed by the Employer on the last day of the fiscal year to which the Annual Bonus applies, and provided further that in no event shall the Executive’s Annual Bonus be paid later than the fifteenth day of the third month following the last day of the fiscal year to which the Annual Bonus relates. The Annual Bonus shall be subject to the terms of any annual bonus plan that is applicable to other executives of the Employer, except as otherwise provided in this Section 2(b).
(c) Equity Compensation.

(i) The Employer granted the Executive the following equity awards (together, the “Inducement Award”) during the period between the Effective Date and the date hereof. The Inducement Award was offered to the Executive as a material inducement to the Executive in connection with the Employer’s hiring of the Executive as its Co-Chief Executive Officer and upon the Termination Event, Chief Executive Officer, as an “employment inducement” award under New York Stock Exchange Listing Rule 303A.08, and as an inducement grant and outside of the Altisource Asset Management Corporation 2012 Equity Incentive Plan (the “Equity Plan”). Although granted as an inducement award outside the Equity Plan, the Inducement Award shall be subject to the terms of the Equity Plan as if issued thereunder.

(1) On or about the Effective Date, the Employer granted the Executive a nonqualified stock option (the “Option”) to purchase 60,000 shares of the common stock of the Employer (“Employer Stock”), subject to the terms of the Equity Plan as if issued thereunder and subject to the terms of the award agreement established by the Compensation Committee in connection with the grant. The exercise price of the Option shall be the Fair Market Value, as defined in the Equity Plan, of Employer Stock on the principal market on which Employer Stock is traded on the grant date. The Option shall vest and become exercisable as follows:

(A) A portion of the Option, covering 40,000 shares of Employer Stock, shall vest as follows: the first third of such portion of the Option (13,333 shares) shall vest and become exercisable on the first date on which the closing price of Employer Stock is equal to or exceeds four (4) times the exercise price of the Option, and the remaining two thirds of that portion of the Option (26,667 shares) shall vest in two equal installments on the first and second anniversaries of such date, provided that the Executive remains employed by and in good standing with the Company or any of its subsidiaries on the applicable vesting date; and

(B) The remaining portion of the Option, covering 20,000 shares of Employer Stock, shall vest as follows: the first third of such portion of the Option (6,666 shares) shall vest and become exercisable on the first date on which the closing price of Employer Stock is equal to or exceeds eight (8) times the exercise price of the Option, and the remaining two thirds of that portion of the Option (13,334 shares) shall vest in two equal installments on the first and second anniversaries of such date, provided that the Executive remains employed by and in good standing with the Company or any of its subsidiaries on the applicable vesting date.

(2) On or about the Effective Date, the Employer granted the Executive 60,000 restricted shares of Employer Stock, subject to the terms of the Equity Plan as if issued thereunder and subject to the terms of the award agreement established by the Compensation Committee in connection therewith (the “Restricted Shares”). The Restricted Shares shall vest in three (3) equal installments on the first three anniversaries of the grant date, provided, that the Executive remains employed by and in good standing with the Employer or any subsidiary of the Employer through the applicable vesting date.

(ii) If the Company executes rights offering programs for Employer Stock subsequent to the date of grant of the Restricted Shares, the Executive shall be granted additional options pursuant to and in accordance with the terms of the Equity Plan (or any successor plan thereto) and the terms of the award agreement established by the Compensation Committee in connection therewith (the “Anti-Dilution Options”) upon the closing of each rights offerings program, such that the number of shares of Employer Stock that the Executive owns outright, or has at any time owned outright, plus the number of shares that are subject to equity awards that the Executive holds pursuant to the Equity Plan, whether vested or unvested, including the Option and the Anti-Dilution Options, calculated as a percentage of the fully diluted shares of Employer Stock outstanding after giving effect to each rights offering program and the grant of Anti- Dilution Options, is not less than five percent (5%). Any Anti-Dilution Option shall have an exercise price that is equal to the Fair Market Value of the Employer Stock on the date of grant, and shall vest in four equal installments on the first four anniversaries of the date of grant, provided that the Executive remains employed by and in good standing with the Employer or any subsidiary of the Employer through the applicable vesting date. For the avoidance of doubt, the granting, purchase or vesting of any equity or equity- based awards under the Equity Plan or that are otherwise compensatory in nature to the Executive or any other person shall not be considered anti-dilutive in nature, and Executive shall not be entitled to a grant of any Anti-Dilution Options in connection therewith.

3. Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in any health, life insurance, long-term disability, retirement and welfare benefit plans and programs sponsored by the Employer, in each case as may be generally available to senior executives of the Employer, pursuant to the plans’ and programs’ respective terms and conditions as in effect from time to time. Nothing in this Agreement shall preclude the Employer from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4. Vacation. During the Term, the Executive shall be entitled to five (5) weeks of vacation each year and holiday and sick leave at levels commensurate with those provided to other senior executives of the Company, in accordance with the Employer’s vacation, holiday and other pay- for-time-not-worked policies.

5. Business and Other Expenses.

(a) Business Expenses. The Employer has or will reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such policies and procedures as the Employer may adopt generally from time to time for executives.

(b) Other Expenses. The Employer has or will reimburse the Executive for the following expenses reasonably incurred in accordance with the Company’s policies and procedures. Such reimbursements will be taxable to the Executive to the extent required by law.
(i) A shipment of one 40 ft. cargo container to the USVI and storage costs for up to sixty (60) days;

(ii) travel, meals and lodging for one (1) three (3)-day house hunting trip to the USVI for the     Executive and his spouse;

(iii) temporary housing expenses for up to 180 days, which shall not exceed $35,000.00; (iv) either: A. customary selling costs and closing costs associated with sale of the Executive’s current residence and purchase of a permanent home within the first year of employment or B. realtor commission of up to one month’s rent;

(v) travel, meals and lodging for one (1) two (2)-day trip for the Executive, his spouse, and up to two (2) pets to relocate to the USVI;

(vi) a lump sum of $30,000.00 for incidental expenses for settling in to the Executive’s new residence in the USVI, to be paid upon the earlier of the Effective Date or the next regular pay period of the Company after the Effective Date;

(vii) one (1) round-trip airfare to New York per 12 months for the Executive and his spouse;

(viii) fees associated with obtaining a residence authorization for the Executive’s spouse, which shall not exceed $7,000.00;

(ix) a housing allowance for twenty-four (24) months, which shall not exceed $70,000.00 per year (pro-rated for the portion of the year during which the Executive is employed and is not being provided housing under the temporary housing allowance set forth in Section 5(b)(iii) above;

(x) legal fees for the negotiation of this Agreement, which shall not exceed $17,000.00; and

(xi) tax preparation work incurred as a result of the Executive’s employment with the Company, which shall not exceed $5,000.00.
6. Termination Without Cause; Resignation for Good Reason. The Employer may
terminate the Executive’s employment at any time without Cause. The Executive may initiate a termination of employment by resigning for Good Reason. Upon termination by the Employer without Cause or resignation by the Executive for Good Reason, the Executive shall be entitled to receive any accrued but unpaid Base Salary and business or other expenses incurred up to the date of termination and reimbursable pursuant to Section 5(a) and/or Section 5(b), and any benefits accrued and due under any applicable benefit plans and programs of the Employer, including any vested Options or Restricted Stock (“Accrued Obligations”), with such Accrued Obligations paid regardless of whether the Executive executes or revokes a written Agreement and Release (as defined below). In addition, in the event that the Executive is terminated without Cause by the Employer or resigns for Good Reason, the Employer shall deliver to the Executive within five (5) days of such termination or resignation an Agreement and Release and in consideration for the Executive’s compliance with the undertakings set forth in Section 14(a) and in the other provisions of Section 14, if the Executive executes and delivers to the Company the Agreement and Release within fifty (50) days of the Executive’s termination of employment, and does not revoke such Agreement and Release such that it becomes effective by its terms prior to the sixtieth (60th) day following the Executive’s termination of employment, the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(a) a cash payment equal to one (1) times the Executive’s annual Base Salary as in effect on the date on which the Executive’s employment is effectively terminated with the Company (the “Termination Date”), plus one (1) times the Executive’s Target Bonus, with the sum of those two amounts payable immediately on the sixtieth (60th) day after the Executive’s Termination Date, provided Executive does not revoke such Agreement and Release prior to such date;

(b) reimbursement in cash equal to 100% of the COBRA premiums incurred by the Executive for the Executive and his eligible dependents under the Employer’s health plans during the twelve (12) month period following the Executive’s termination of employment. Such reimbursement shall be provided on the payroll date immediately following the date on which the Executive remits the applicable premium payment and provides proof of payment to the Company, and shall commence within sixty (60) days after the Executive’s Termination Date; provided that the first payment shall include any reimbursements that would have otherwise been payable during the period beginning on the Executive’s Termination Date and ending on the date of the first reimbursement payment. If the Company so determines in its sole discretion, or to the extent required by law, reimbursement payments shall be treated as taxable compensation to the Executive;

(c) accelerated vesting of any Options, Anti-Dilution Options and Restricted Shares granted pursuant to Section 2(c) that remain unvested as of the date of the Executive’s termination of employment, subject to the terms and conditions of the Equity Plan, including the minimum vesting provisions set forth therein, and the applicable grant agreement, including all vesting provisions therein; and

(d) the Employer shall have no additional obligations to the Executive.

7. Cause. The Employer may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations, and Employer shall have no additional obligations to the Executive.

8. Voluntary Resignation Without Good Reason. The Executive may voluntarily terminate employment without Good Reason. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations.

9. Disability. If the Executive incurs a Disability during the Term, the Employer may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any Accrued Obligations. For the avoidance of doubt, in the event of such termination, the Executive shall not be eligible to receive any payments or benefits pursuant to Section 6. For purposes of this Agreement, the term “Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Employer’s long-term disability plan or, if the Employer does not have a long-term disability plan, the Executive is unable to perform the essential functions of his job, with or without any reasonable accommodation required by applicable law, for 120 days in any 180-day period.

10. Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Employer shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any Accrued Obligations. Otherwise, the Employer shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive. For the avoidance of doubt, in the event of such termination, the Executive shall not be eligible to receive any payments or benefits pursuant to Section 6.

11. Resignation of Positions. Effective as of the date of any termination of employment, the Executive will resign from all Company-related positions, including as an officer and director of the Company.

12. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall mean determination by the Board in good faith, after providing the Executive with an opportunity, within seven (7) days after written notice to the Executive, to appear before and address the Board in connection with the Board’s potential determination of Cause, of the Executive’s (1) material breach of this Agreement or any confidentiality, nonsolicitation, noncompetition or inventions assignment agreement with the Employer; (2) willful or grossly negligent conduct (including, but not limited to, fraud or embezzlement) in connection with his employment, which conduct in the reasonable determination of the Board has had or will have a material detrimental effect on the Employer’s business; (3) commission of an act of dishonesty, fraud, embezzlement or theft in connection with his employment, which conduct in the reasonable determination of the Board has had or is reasonably likely to have a material detrimental effect on the Employer’s business; (4) engagement in conduct that causes, or is likely to cause, material damage to the property or reputation of the Employer; (5) failure to perform satisfactorily the material duties of the Executive’s position (other than by reason of disability) as reasonably determined by the Board after receipt of a written warning from the Board; (6) commission of a felony or any crime of moral turpitude; or (7) material failure to comply with the Employer’s code of conduct or employment policies.

(b) “Agreement and Release” shall mean a separation agreement and general release of any and all claims against the Employer and all related parties with respect to all matters arising out of the Executive’s employment by the Employer, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Employer under which the Executive has accrued and is due a benefit), in the form provided by the Company.

(c) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i) a material reduction in the Executive's Base Salary, except as part of an across-the-board reduction in base salary of the Employer’s “chief” level officers of no more than ten percent (10%);

(ii) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Employer;

(iii) the Employer’s failure to obtain an agreement from any successor to Employer to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(iv) the Company's failure to nominate the Executive for election to the Board;

(v) a material, adverse change in the Executive's authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law, and other than any such change that results from a transaction following which the Company or the Executive’s business unit comprises a portion of a larger affiliated group); or

(vi) a change in the Executive’s title as sole Chief Executive Officer other than for Cause.

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) business days of the initial existence and Executive’s knowledge of such grounds and the Company has had at least thirty (30) business days from the date on which such notice is provided to cure such circumstances, if curable.

13. Section 409A.

(a) This Agreement is intended to comply with Section 409A of the Internal
Revenue Code of 1986, as amended (the “Code”) and regulations and other applicable guidance thereunder (together, “Section 409A”), or to qualify for an exemption thereto. Payment under this Agreement that are subject to Section 409A may only be made upon an event or events and in a manner permitted by Section 409A. Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A, if the Executive is considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after the Executive’s separation from service, as defined in Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid to the Executive in a lump-sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

(b) All payments to be made upon a termination of employment under this Agreement that are subject to Section 409A may only be made upon a “separation from service” of the Executive from the Employer under Section 409A of the Code. For purposes of Section 409A, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Agreement and Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A, and if a payment that is subject to execution of the Agreement and Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c) All taxable reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in- kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

14. Restrictive Covenants. In consideration of the premises and of the mutual covenants and agreements herein set forth, including without limitation Executive’s employment and compensation hereunder, including the Inducement Award, and the Employer’s provision to the Executive of access to the Employer’s business goodwill and Proprietary Information (as defined below):

(a) Noncompetition. The Executive agrees that during the Executive’s employment with the Company and the 12-month period following the date on which the Executive’s employment terminates for Cause or without Good Reason, the Executive will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business in the United States. The term “Competitive Business” means entity or person that is engaged in a business that is the same as or substantially similar to the business conducted by the Company during the Executive’s employment, or that is under consideration by the Board during the 12 months prior to the Executive’s termination of employment (including the business of providing portfolio management and corporate governance services to real estate related investment vehicles and/or the buying and selling of real estate-based securities; provided that a Competitive Business does not include an investment banking business in a field that is unrelated to real estate). The Executive understands and agrees that, given the nature of the business of the Company and the Executive’s position with the Company, the foregoing duration, scope of business activity and geographic scope are reasonable and appropriate.

(b) Nonsolicitation of Company Personnel. The Executive agrees that during the 12- month period following the date on which the Executive’s employment terminates for any reason (the “Restriction Period”), the Executive will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or otherwise to become an employee, consultant, volunteer or independent contractor to, for or of any other person or business entity, unless more than twelve (12) months shall have elapsed between the last day of such person’s employment or service with the Company and the first day of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant, volunteer or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive, such hiring or solicitation shall be conclusively presumed to be a violation by the Executive of this subsection (b).

(c) Nonsolicitation of Clients and Customers. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, accept solicit, divert or appropriate, or attempt to accept, solicit, divert or appropriate, any client or customer or actively sought prospective client or customer of the Company for the purpose of providing such client or customer or actively sought prospective client or customer with services or products competitive with those offered by the Company during the Executive’s employment with the Company.

(d) Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information
(defined below) of the Company, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 14(e) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(e) Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the SEC, Congress, any agency Inspector General or any other federal, state, territorial or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Employer to engage in conduct protected by this subsection, and the Executive does not need to notify the Employer that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(f) Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by employees of the Employer generally.

(g) Return of Company Property. Upon termination of the Executive’s employment with the Employer for any reason, and at any earlier time Employer requests, the Executive will deliver to the person designated by the Employer all originals and copies of all documents and property of the Employer that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.

(h) Non-Disparagement. The Executive covenants and agrees that, except as set forth in Section 14(e) above, during the Term, and following termination of the Term, the Executive shall not make any disparaging remarks or communications, written or oral, regarding the Employer or its services, products, brands, trademarks, directors, officers, employees, consultants, advisors, licensors, licensees, customers, vendors or others with which it has a business relationship. The Employer covenants and agrees that during the Term, and following termination of the Term, the Employer shall not authorize any person to make to any person who is not an officer, employee, consultant, advisor or affiliate of the Company, any disparaging remarks or communications, written or oral, regarding the Executive.

15. Legal and Equitable Remedies; Arbitration.

(a) Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company and its affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 14 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 14 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 14. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 14 are unreasonable or otherwise unenforceable.

(b) Except as otherwise set forth in this Agreement in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of the American Arbitration Association (“AAA”), as modified herein (“Rules”). Further, the Executive hereby waives any right to bring on behalf of persons other than the Executive, or to otherwise participate with other persons in, any class, collective, or representative action (including but not limited to any representative action under any federal, state or local statute or ordinance). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act);
Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment; and any claim under tort, contractual, statutory, or constitutional law. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days after respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request AAA, or such other arbitration provider as to which the parties agree, to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days after the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to AAA, or such other arbitration provider as to which the parties agree, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be New York, New York. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the provisions of Section 14. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. The determination as to arbitrability shall be made by the arbitrator. A party who files in court a claim that is subject to arbitration hereunder shall, upon request by the other party, immediately withdraw or dismiss such claim. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of AAA, or such other arbitration provider as to which the parties agree, in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear its, his or her own costs and expenses (including attorney’s fees) in any such arbitration and, at the conclusion of the arbitration, the arbitrator shall have the power to award to the prevailing party any and all costs and expenses incurred with respect to such arbitration, including without limitation, reasonable attorneys’ fees, disbursements and costs. The prevailing party shall be determined based upon an assessment of which party’s arguments or positions could fairly be said to have prevailed over the other party’s arguments or positions on major disputed issues in the arbitration. Such assessment should include evaluation of the following: the amount of the net recovery; the primary issues disputed by the parties; whether the amount of the award comprises a significant percentage of the amount sought by the claimant; and the most recent settlement positions of the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

(c) In the event that a party seeks injunctive relief in aid of an arbitration, or if for any reason arbitration is unavailable, the Executive irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for the United States Virgin Islands, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the United States Virgin Islands, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court. The

Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(d) Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment has been terminated without Cause or the Executive has resigned for Good Reason and the Executive then breaches any of the Executive’s obligations under Section 14, the Company shall be obligated to provide to the Executive only the Accrued Obligations and any payments being made to Executive under Section 6 hereof shall cease, and the Company may require that the Executive repay all amounts theretofore paid to him pursuant to Section 6 hereof (other than the Accrued Obligations), and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company.

16. Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 14 and 15) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17. No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s and the Employer’s obligations to make the payments provided for in this Agreement and otherwise to perform their respective obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or the Employer may have against the Executive or others.

18. Section 280G. In the event of a change in ownership or control of the Company under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:
(a) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b) Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive.

Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c) All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company or the Employer.

19. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company or the Employer, to:

Altisource Asset Management Corporation 5100 Tamarind Reef
Christiansted, VI 00820
Attn: Chair of the Compensation Committee
With a copy (which shall not constitute notice) to:

Mark S. Opper, Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Mopper@goodwinlaw.com

If to the Executive, to the most recent address on file with the Employer or to such other names or addresses as the Employer, or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

20. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Employer shall withhold from any payments under this Agreement all federal, state, territorial and local taxes as the Employer is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state, territorial and local taxes due with respect to any payment received under this Agreement.

21. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

22. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Employer may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Employer, as applicable, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 14, will continue to apply in favor of the successor.

23. Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company; provided, that the repayment provisions in Sections 2(b) and 15(d) hereof shall not be modified unless required by applicable statute or regulation or by applicable rule of a regulatory or self-regulatory organization.

24. Indemnification. In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company, the Executive shall be indemnified by the Company, except to the extent such liability is attributable to the Executive’s gross negligence or willful misconduct, and the Company shall pay the Executive’s related expenses when and as incurred, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws. During the Executive’s employment with the Company and after termination of the Executive’s employment for any reason, the Company shall cover the Executive under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy. In addition: (a) in the event that, as of September 1, 2020, Solutions refuses to pay the Executive the amounts due him under the terms of his Separation Agreement with Solutions (the “Separation Agreement”) for reasons allegedly attributable solely to the fact that the Executive engaged in communications with the Employer or its affiliates prior to entering into this Agreement, entered into this Agreement, or is performing his duties hereunder within the scope of his authority under this Agreement, the Employer will have the right to direct (and will pay for) the Executive’s legal action to recover such amounts from Solutions and will pay the Executive (i) the amount of unpaid deferred income due him from Solutions, not to exceed $175,000.00, and (ii) a cash amount equivalent to the fair market value of 20,196 shares of Solutions stock due to him, on their original vesting schedule; provided that, should the Executive recover and actually receive such amount from Solutions and Executive has actually received such amounts from the Employer, he shall pay such recovered amount, including any interest thereon (to the extent any interest is actually paid to Executive), over to the Employer; and (b) in the event that Solutions declares a breach of the Separation Agreement, as a result solely of the fact that the Executive engaged in communications with the Employer or its affiliates prior to entering into this Agreement, entered into this Agreement, or is performing his duties hereunder within the scope of his authority under this Agreement, and solely on that basis successfully pursues a claim for damages under the Separation Agreement, the Employer shall indemnify Executive for any such claims and pay for the Executive’s legal defense and for damages and/or losses of the Executive up to the sum of $3,000,000.00; provided that the Executive gives timely written notice to the Employer of any matter giving rise to a claim for indemnification; provided, that the Executive’s failure to give timely notice as provided herein shall not relieve the Employer of its obligations under this Agreement except to the extent that the Employer is actually materially prejudiced by such failure to give timely notice. In case any action, proceeding or claim is brought against the Executive in respect of which the Executive seeks indemnification from the Employer, the Employer shall be entitled to participate in and, unless a conflict of interest exists between the Executive and the Employer with respect to such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Executive. In the event that the Employer advises the Executive that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify the Executive, in writing, of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Executive may, at his option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Employer elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Executive’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder, provided that the Company shall pay Executives legal fees and expenses for his defense of any such action, claim or proceeding as such fees and expenses are incurred by Executive and Executive delivers invoices for such fees and expenses to the Company for payment. The Executive shall cooperate fully with the Employer in connection with any negotiation or defense of any such action or claim by the Employer and shall furnish to the Employer all information reasonably available to the indemnified party, which relates to such action or claim.

25. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Employer. This Agreement may be changed only by a written document signed by the Executive and the Employer.

26. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

27. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the United States Virgin Islands without regard to rules governing conflicts of law.

28. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALTISOURCE ASSET MANAGEMENT CORPORATION
/s/ John A. Engerman
Name:	John A. Engerman
Date:	December 4, 2020

EXECUTIVE
/s/ Indroneel Chatterjee
Name:	Indroneel Chatterjee
Date:	December 4, 2020